Exhibit 6.111

AMENDMENT NO. 1 TO

RACING LEASE

This Amendment No. 1 to the Racing Lease (this “Amendment”), dated as of ________, 2021, is entered into by and between SF Bloodstock, LLC (“Lessor”) and My Racehorse CA, LLC (“Lessee”). The Lessor and Lessee may collectively be referred to herein as the “Parties”, and individually as a “Party”.

RECITALS

A.           WHEREAS, reference is made to that certain Racing Lease, dated as of December 5, 2020 (the “Agreement”), by and between the Parties, where such Agreement is with respect to that certain thoroughbred horse more commonly known as Altea (the “Horse”);

B.            WHEREAS, capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to such terms as set forth in the Agreement;

C.            WHEREAS, subject to the terms and conditions of this Amendment, the Parties desire to amend certain provisions of the Agreement, namely, to establish that Lessee shall be the Manager of the Horse under the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.              Amendments.

(a)            Schedule 1. The heading, “Manager”, and its terms thereof under Schedule 1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Manager: My Racehorse CA, LLC”

(b)            Schedule 2, Section 7. Section 7 of Schedule 2 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Management: During the Term, all decisions with respect to the training, racing, care, keep and maintenance of the Horse (other than decisions relating to retirement based on the Horse’s physical or other health condition, which shall be governed by Section 2, above) shall be made by the affirmative vote of the Parties holding at least a majority of the Percentage Interests. In furtherance of the foregoing, the Parties hereby delegate certain day-to-day management decisions with respect to the Horse to the Manager set forth on Schedule 1. The duties of the Manager shall be limited to those set forth on Schedule 1 and shall not include any decisions or authority expressly reserved for the Parties on Schedule 1. The Parties shall communicate regularly to the other Party regarding any decisions made in relation to the Horse. The Manager may be removed at any time, with or without cause by the affirmative vote of the Parties holding at least a majority of the Percentage Interests. As part of its duties hereunder, Manager shall provide regular and timely communication and updates to the Parties and if applicable to its members regarding the Horse, including, without limitation, updates to the status of the Horse, training and racing updates and information and insights of the Manager and its affiliates and the trainers and jockeys of the Horse regarding the racing, training and health status of the Horse. Such communications shall include communications from the Manager, the trainers and the jockeys of the Horse and their respective affiliates and shall be delivered in such mediums as are reasonably requested by the Parties, including, without limitation, audio and video recordings by email, text or social media. Manager shall employ the degree of care customarily employed by persons who race, maintain and breed horses of the same quality as the Horse.”

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2.             Waiver. Lessor acknowledges and agrees that the naming of My Racehorse CA, LLC as the Manager of the Horse does not constitute a breach or, default under, or termination of the Term.

3.              Limited Effect. Except as expressly amended and modified by this Amendment, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith or herewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

4.              Governing Law. This Amendment shall be governed by and interpreted and enforced in accordance with the laws of the Commonwealth of Kentucky, without giving effect to any choice of law or conflict of laws, rules, or provisions (whether of the Commonwealth of Kentucky or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Kentucky.

5.              Counterparts. This Amendment may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Amendment shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

LESSOR: SF BLOODSTOCK, LLC _____________________________ By: __________________________ Its: __________________________	LESSEE: MY RACEHORSE CA, LLC _____________________________ By: __________________________ Its: __________________________

[Signature Page to Amendment No. 1 to Racing Lease]

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